CONTACT:

Ronald W. Hasek
(412) 456-4459

                                                FOR IMMEDIATE RELEASE

   PITTSBURGH, PA  February 13, 2004. . . . . Ampco-Pittsburgh

Corporation reported that it has revised its earnings for the quarter and year ended December 31, 2003.  This action is related to bankruptcies of certain customers of the Forged and Cast Rolls operations subsequent to its initial earnings release on January 27,

2004.  Previously announced results are adversely impacted by

$322,000 or $0.03 per share.